Exhibit 99.1

Seattle Genetics Reports Second Quarter 2008 Financial Results

— Conference call today at 5:00 p.m. ET —

Bothell, WA — July 22, 2008 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the second quarter and six months ended June 30, 2008.

“We made strong progress across our product pipeline during the second quarter, highlighted by positive data with SGN-35, an antibody-drug conjugate (ADC), presented at the American Society of Clinical Oncology (ASCO) annual meeting in June,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are currently designing pivotal trials of SGN-35 and expect to finalize our development plans, including registration pathway, in the second half of 2008. Our ADC collaborators are also making substantial progress in advancing programs toward clinical trials, and our recent collaboration with Daiichi Sankyo further demonstrates the growing interest in our ADC technology to empower antibodies.”

Recent Highlights

SGN-40

•

Announced the initiation by Genentech of a phase Ib clinical trial of SGN-40 in combination with Velcade® for the treatment of relapsed or refractory multiple myeloma, the sixth ongoing clinical trial under the collaboration

•	Reported final phase I single-agent data with SGN-40 for non-Hodgkin lymphoma, demonstrating multiple objective responses in heavily pretreated patients

•	Completed accrual in the phase II single-agent trial of SGN-40 for diffuse large B-cell lymphoma

SGN-35

•

Reported data at ASCO and the International Conference on Malignant Lymphoma demonstrating multiple complete and partial responses at well-tolerated doses of SGN-35; at doses of 1.2 milligrams per kilogram and higher, 45 percent of evaluable patients achieved an objective response and 23 percent achieved a complete response; 81 percent of the patients who had at least one post-baseline assessment achieved reductions in tumor volume

SGN-70

•	Completed preclinical studies and regulatory filings to enable planned initiation of a phase I clinical trial during the second half of 2008

ADC Collaborations

•

Entered into an ADC collaboration with Daiichi Sankyo, one of the largest Japanese pharmaceutical companies, under which Seattle Genetics received a $4 million upfront payment and is entitled to receive annual maintenance and research support fees, progress-dependent milestones and mid-single digit royalties on net sales of resulting ADC products

•

Received milestone payments under the ADC collaboration with Genentech, including one triggered by Genentech’s filing of an Investigational New Drug application with the U.S. Food and Drug Administration for an ADC utilizing Seattle Genetics’ technology

•	Received a milestone payment under the ADC collaboration with CuraGen, triggered by CuraGen’s initiation of a phase II clinical trial with its CR011 ADC utilizing Seattle Genetics’ technology

•	Extended the research term of the ADC collaboration with Bayer, triggering a $1 million payment to Seattle Genetics

Financial Results

Revenues in the second quarter of 2008 were $10.0 million, up from $5.6 million in the second quarter of 2007. For the first six months of 2008, revenues were $17.1 million, compared to $9.9 million for the same period in 2007. Revenues increased in 2008 primarily as a result of the earned portion of reimbursements, upfront and milestone payments received under the Company’s SGN-40 collaboration with Genentech, including a $4 million milestone payment received during the first quarter. In addition, 2008 revenues include the earned portion of milestone and other payments received under the company’s ADC collaborations, primarily from Genentech, CuraGen and Bayer.

Total operating expenses for the second quarter of 2008 were $27.6 million, compared to $18.0 million for the second quarter of 2007. For the first six months of 2008, total operating expenses were $53.7 million, compared to $32.6 million in the first six months of 2007. The planned increases in 2008 were primarily driven by clinical development activities for SGN-40, SGN-33 and SGN-35 and higher employee costs, principally related to growth in the company’s clinical and development staff. Research and development expenses for the year to date in 2008 also reflect manufacturing activities for additional SGN-40 clinical supply in the first quarter and SGN-35 clinical supply in the second quarter. SGN-40 development costs incurred by Seattle Genetics are included in research and development expense, but are fully reimbursed by Genentech under the collaboration. Non-cash, share-based compensation expense for the first six months of 2008 was $5.0 million, compared to $3.4 million for the same period in 2007.

Net loss for the second quarter of 2008 was $16.0 million, or $0.20 per share, compared to $10.6 million, or $0.18 per share, for the second quarter of 2007. For the six months ended June 30, 2008, net loss was $33.1 million, or $0.43 per share, compared to $19.4 million, or $0.35 per share, for the same period in 2007.

As of June 30, 2008, Seattle Genetics had $197.9 million in cash and investments, compared to $216.1 million as of March 31, 2008. The company projects that it will end 2008 with more than $140 million in cash and investments.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 218-0204 (domestic) or (303) 262-2139. A replay of the discussion will be available beginning at approximately 5:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000, using passcode 11116583. The telephone replay will be available until 5:00 p.m. PT on July 24, 2008.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company has a worldwide collaboration with Genentech for SGN-40. Seattle Genetics also has two other product candidates in ongoing clinical trials: SGN-33 and SGN-35. In addition, the company has developed proprietary antibody-drug conjugate (ADC) technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics, Daiichi Sankyo and MedImmune, a wholly-owned subsidiary of AstraZeneca, as well as an ADC co-development agreement with Agensys, a wholly-owned subsidiary of Astellas Pharma.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, generation of clinical data and future pipeline growth. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, failure to achieve milestones under our collaborations and unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2008	December 31, 2007
Assets
Current assets
Cash, cash equivalents and short-term investments	$113,511	$111,361
Other current assets	16,475	7,990

Total current assets	129,986	119,351
Property and equipment, net	10,674	10,294
Long-term investments	84,348	18,223
Other non-current assets	667	662

Total assets	$225,675	$148,530

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$11,150	$10,475
Deferred revenue	21,312	18,873

Total current liabilities	32,462	29,348

Deferred revenue, net of current portion	67,882	64,786
Deferred rent and other long-term liabilities	1,210	410

Total long-term liabilities	69,092	65,196

Stockholders’ equity	124,121	53,986

Total liabilities and stockholders’ equity	$225,675	$148,530

Summary Balance Sheet Information:
Cash, cash equivalents and investment securities	$197,859	$129,584
Working Capital	$97,524	$90,003

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues	$10,004	$5,611	$17,089	$9,947

Operating expenses
Research and development	23,499	15,179	45,651	26,984
General and administrative	4,094	2,814	8,029	5,634

Total operating expenses	27,593	17,993	53,680	32,618

Loss from operations	(17,589)	(12,382)	(36,591)	(22,671)
Investment income, net	1,561	1,832	3,451	3,293

Net loss	$(16,028)	$(10,550)	$(33,140)	$(19,378)

Basic and diluted net loss per share	$(0.20)	$(0.18)	$(0.43)	$(0.35)

Weighted-average shares used in computing basic and diluted net loss per share	79,277	57,064	77,768	55,808